Exhibit 10.1

UAS DRONE CORP.

2021 EQUITY INCENTIVE PLAN

1. PURPOSE

The purpose of this 2021 Equity Incentive Plan (the “Plan”) is to encourage employees, directors, and consultants of UAS Drone Corp. (the “Company”) and its Subsidiaries (as defined below) to continue their association with the Company by providing favorable opportunities for them to participate in the ownership of the Company and its Subsidiaries and in its future growth through the granting of equity ownership opportunities and incentives based on the Company’s Common Stock (as defined below) that are intended to align their interests with those of the Company’s stockholders (“Awards”). Each person who is granted an Award under the Plan is deemed a “Participant.”

The term “Subsidiary” as used in the Plan means a corporation, company, partnership or other form of business organization of which the Company owns, directly or indirectly through an unbroken chain of ownership, fifty percent or more of the total combined voting power of all classes of stock or other form of equity ownership or has a significant financial interest, as determined by the Committee (as defined below).

2. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Board of Directors of the Company (the “Board”) or, in the discretion of the Board, a committee or subcommittee of the Board (the “Committee”), appointed by the Board and composed of at least two members of the Board. In the event that a vacancy on the Committee occurs on account of the resignation of a member or the removal of a member by vote of the Board, a successor member shall be appointed by vote of the Board. All references in the Plan to the “Committee” shall be understood to refer to the Committee or the Board, whoever shall administer the Plan.

For so long as Section 16 of the Securities Exchange Act of 1934, as amended and in effect from time to time (the “Exchange Act”), is applicable to the Company, each member of the Committee shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Exchange Act.

The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. The Committee shall have the authority to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. All questions of interpretation and application of such rules and regulations of the Plan and of Awards granted hereunder shall be subject to the determination of the Committee, which shall be final and binding.

The Committee shall select Participants and determine the terms and conditions of all Awards. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly.

With respect to persons subject to Section 16 of the Exchange Act (“Insiders”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed to be modified so as to be in compliance with such Rule or, if such modification is not possible, it shall be deemed to be null and void, to the extent permitted by law and deemed advisable by the Committee.

3. STOCK SUBJECT TO THE PLAN

The total number of shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), that may be subject to an Award under the Plan shall be 4,800,000 (four million eight hundred thousand), from either authorized but unissued shares or treasury shares. Shares of Common Stock underlying Awards that fail to settle, vest or be fully exercised prior to expiration or other termination shall again become available for grant under the terms of the Plan.

The reference to a number of shares of Common Stock in this Section 3 shall be subject to adjustment in accordance with the provisions of Section 9.

4. ELIGIBILITY

The persons who shall be eligible for Awards under the Plan shall be employees, directors, and other persons who render services of special importance to the management, operation or development of the Company or a Subsidiary, and who have contributed or may be expected to contribute materially to the success of the Company or a Subsidiary.

5. TERMS AND CONDITIONS OF OPTIONS

(a) In General. The Committee may grant Awards in the form of nonstatutory (or nonqualified) Options (“Options” or “NSOs”). Every Option shall be evidenced by an Option agreement in such form as the Committee shall approve from time to time, specifying the number of shares of Common Stock that may be purchased pursuant to the Option, the time or times at which the Option shall become exercisable in whole or in part, , and such other terms and conditions as the Committee shall approve, and containing or incorporating by reference the terms and conditions set forth in this Section 5.

(b) Duration. The duration of each Option shall be ten years from the date of grant; provided, however that the Committee may specify otherwise in its discretion.

(c) Exercise Price. The exercise price of each Option shall be not less than the Fair Market Value (as defined below) of Common Stock on the date the Option is granted.

For purposes of the Plan and except as may be otherwise explicitly provided in the Plan or in any Award agreement, the Fair Market Value of a share of Common Stock at any particular date shall be determined according to the following rules:

(i) If the Common Stock is not at the time listed or admitted to trading on any national securities exchange or the National Association of Securities Dealers, Inc. Automatic Quotation System (“NASDAQ”), then Fair Market Value shall be determined in good faith by the Board, which may take into consideration (1) the price paid for the Common Stock in the most recent trade of a substantial number of shares known to the Board to have occurred at arm’s length between willing and knowledgeable investors, (2) an appraisal by an independent party or (3) any other method of valuation undertaken in good faith by the Board, or some or all of the above as the Board shall in its discretion elect; or

(ii) If Common Stock is at the time listed or admitted to trading on any national securities exchange or NASDAQ, then Fair Market Value shall mean the Closing Price for the Common Stock on such date. The “Closing Price” on any date shall mean the last sale price for the Common Stock, regular way, or, in case no such sale takes place on that day, the average of the closing bid and asked prices, regular way, for the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the national securities exchange or NASDAQ.

(d) Method of Exercise. Options may be exercised by delivery to the Company of a notice of exercise in a form, which may be electronic, approved by the Committee, together with payment in full in the manner specified in Section 5(e) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise and payment of the exercise price. If the Participant fails to pay for or to accept delivery of all or any part of the number of shares specified in the notice upon tender of delivery thereof, the right to exercise the Option with respect to those shares shall be terminated, unless the Committee otherwise agrees.

(e) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(i) Wire transfer to the Company’s account;

(ii) By wire transfer to the Company’s account of the par value of the Common Stock to be acquired and by payment of the balance of the exercise price in whole or in part by delivery of the Participant’s recourse promissory note, in a form specified by the Committee and to the extent consistent with applicable law, secured by the Common Stock acquired upon exercise of the Option and such other security as the Committee may require;

(iii) Except as may otherwise be provided in the applicable Option agreement or approved by the Committee, in its sole discretion, by (1) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (2) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company’s account by wire transfer an amount sufficient to pay the exercise price and any required tax withholding;

(iv) By delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (1) the method of payment is then permitted under applicable law, (2) the Common Stock, if acquired directly from the Company, was owned by the Participant for a minimum period of time, if any, as may be established by the Committee in its sole discretion, and (3) the Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(v) In the case of an NSO and with the consent of the Committee, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (1) the number of shares underlying the portion of the Option being exercised less (2) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the value of the Common Stock on the date of exercise and, at the election of the Participant, less (3) such number of shares as is equal in value to the withholding obligation (if any) provided in Section 11(e);

(vi) To the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Committee in its sole discretion, by payment of such other lawful consideration as the Committee may determine; or

(vii) By any combination of the above permitted forms of payment.

(f) Vesting. An Option may be exercised so long as it is vested and outstanding from time to time, in whole or in part, in the manner and subject to the conditions, including any performance related conditions, that the Committee in its discretion may provide in the Option agreement. Unless otherwise provided by the Committee, an Option shall vest one-third as of the first anniversary of grant and the remaining two-thirds shall vest ratably over the following eight quarters, beginning as of the end of first quarter following the first anniversary of grant.

(g) Effect of Cessation of Employment or Service Relationship. The Committee shall determine in its discretion and specify in each Option agreement the effect, if any, of the termination of the Participant’s employment or other service relationship upon the exercisability of the Option.

(h) Transferability of Options. An Option shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution. During the life of the Participant, an Option shall be exercisable only by him, by a conservator or guardian duly appointed for him by reason of his incapacity or by the person appointed by the Participant in a durable power of attorney acceptable to the Company’s counsel. Notwithstanding the preceding sentences of this Section 5(h), the Committee may in its discretion permit a Participant to transfer the Option to a member of the Immediate Family (as defined below) of the Participant, to a trust solely for the benefit of the Participant and the Participant’s Immediate Family or to a partnership or limited liability company whose only partners or members are the Participant and members of the Participant’s Immediate Family. “Immediate Family” shall mean, with respect to any Participant, the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

(i) No Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Option until becoming the record holder of the shares. No adjustment shall be made for dividends or other rights for which the record date is earlier than the date the certificate is issued, other than as required or permitted pursuant to Section 9.

6. STOCK AWARDS

(a) Types of Stock Awards.

(i) Restricted Stock and Restricted Stock Units. The Committee may grant Awards in the form of shares of Common Stock, with or without restrictions (with restrictions, “Restricted Stock”), and/or Restricted Stock Units (together, “Stock Awards”). Restricted Stock Units are a right to receive shares of Common Stock (or their then Fair Market Value) at a specified future time. Restrictions on Restricted Stock may include the right of the Company to repurchase all or part of the shares at their issue price or other stated or formula price (or to require forfeiture of the shares if issued at no cost) from the Participant in the event that conditions specified by the Committee in the applicable Award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for the Stock Award.

(ii) Performance Goals. The Committee may provide that Stock Awards shall vest upon satisfaction of “Performance Goals” defined by the Committee in its discretion and generally in accordance with the provisions of Section 6(e) below, with respect to an applicable period (the “Performance Period”).

(iii) Form of Payment. Restricted Stock Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, shall determine at the grant date and as shall be set forth in the applicable Award agreement.

(b) Procedures Relating to Stock Awards. A Restricted Stock agreement or Restricted Stock Unit agreement shall evidence the applicable Award and shall contain such terms and conditions as the Committee shall provide.

A holder of Restricted Stock shall, subject to the terms of any applicable agreement, have all of the rights of a stockholder of the Company, including the right to vote the shares and (except as provided below) the right to receive any dividends. Certificates representing Restricted Stock shall be imprinted with a legend to the effect that the shares represented may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the applicable agreement. (If shares of Restricted Stock are held in book entry form, statements evidencing those shares shall include a similar legend.) The Participant shall be required to deposit any stock certificates with an escrow agent designated by the Committee, together with a stock power or other instrument of transfer appropriately endorsed in blank. With respect to such shares, the Committee shall provide that dividends will not be paid with respect to unvested Restricted Stock until the time (if at all) the Restricted Stock vest, and the Company will retain such dividends and pay them to the Participant upon vesting.

Except as otherwise provided in this Section 6, Restricted Stock shall become freely transferable by the Participant after all conditions and restrictions applicable to the shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).

(c) Additional Matters Relating to Restricted Stock Units.

(i) Delivery. Provided the Participant’s employment or service relationship has not terminated as of the end of the applicable Performance Period or at a later date determined by the Committee at the time of grant and set forth in the applicable agreement, a delivery of shares of Common Stock or payment of cash as settlement of a Restricted Stock Unit Award shall occur as soon as administratively practicable following the determination of the Committee of the satisfaction of the applicable Performance Goals, but in no event later than the fifteenth day of the third month following the close of the year in which the Performance Period ends or, if later, the close of the year specified by the Committee in the applicable agreement. The Committee may, in its sole discretion and at the time of grant, provide for the further deferral of payment in an applicable agreement.

In the case of an Award of Restricted Stock Units not subject to Performance Goals, a delivery of shares of Common Stock or payment of cash as settlement of the Restricted Stock Unit shall occur as of the date specified in the applicable agreement, but in no event later than the fifteenth day of the third month following the close of the year in which vesting under the applicable agreement occurs.

(ii) Dividend Equivalents for Restricted Stock Units. With respect to each Restricted Stock Unit, the Committee may grant a Dividend Equivalent Unit to any Participant upon such terms and conditions as it may establish. Each Dividend Equivalent Unit will entitle the Participant, at the time of the settlement of the Award, to an additional payment equal to the dividends the Participant would have received if the Participant had been the actual record owner of the underlying Common Stock on each dividend record date prior to settlement. The Dividend Equivalent Unit may be settled in cash, additional shares of Common Stock or a combination thereof.

(d) Restrictions Relating to Stock Awards.

(i) In General. The Committee may, in its sole discretion, impose such conditions and/or restrictions on any Stock Award pursuant to this Section 6 as it may deem advisable including, without limitation, a requirement that a Participant pay a stipulated purchase price for each share of Common Stock awarded or underlying a Stock Award, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting, either in lieu of or following the attainment of any Performance Goals, or holding requirements or sale restrictions placed on the Common Stock upon vesting of any Stock Award.

(ii) Satisfaction of Performance Goals. After the Performance Period during which any Performance Goals must be met in order to determine the payout and/or vesting of Stock Awards, restrictions will lapse and delivery shall be made based on the partial or full satisfaction of the Performance Goals and any other applicable requirements of the Award.

(e) Definition of Performance Goals. The Committee shall establish the criteria for Performance Goals. Such criteria may be based on any one or more business criteria measured in the aggregate or on a per share basis, as specified by the Committee. The extent to which Performance Goals are met will be determined solely by the Committee, which determination will establish the amount of the Stock Award that will be paid out and/or vested and the extent to which any restrictions will lapse.

The Committee shall make any adjustments necessary to eliminate the effect on the stated Performance Goals of unplanned acquisitions or dispositions, changes in foreign exchange rates, discrete tax items identified by the Committee, changes in accounting standards, variances to planned annual incentive compensation expense and expenses associated with unusual or extraordinary items that could not be reasonably anticipated; provided, however, that such items or changes are material to the performance measure.

The Committee may, at the time the Stock Awards are granted, provide that additional Restricted Stock or Restricted Stock Units may be awarded in the event the applicable Performance Goals are exceeded. The minimum duration of a Performance Period shall be one year, but may be longer, as determined by the Committee at the time the Stock Award is granted.

(f) Effect of Cessation of Employment or Service Relationship. Each agreement underlying a Stock Award shall set forth the extent to which the Participant shall have the right to retain the Award following termination of the Participant’s employment or other service relationship with the Company. Whether any such right shall apply to a particular Award shall be determined in the sole discretion of the Committee.

7. AWARDS VOIDABLE

If a person to whom an Award under the Plan has been made fails to execute and deliver to the Committee a related Award agreement within thirty days after it is submitted to him or her, the Award shall be voidable by the Committee at its election, without further notice to the Participant.

8. REQUIREMENTS OF LAW

The Company shall not be required to transfer any Common Stock or to sell or issue any shares upon the exercise or settlement of any Award if the issuance of the shares will result in a violation by the Participant or the Company of any provisions of any law, statute or regulation of any governmental authority. Specifically, in connection with the Securities Act of 1933, as amended (the “Securities Act”), upon the transfer of Common Stock or the exercise of any Option the Company shall not be required to issue shares unless the Board has received evidence satisfactory to it to the effect that the Participant will not transfer the shares except pursuant to a registration statement in effect under the Securities Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Board shall be conclusive. The Company shall not be obligated to take any other affirmative action in order to cause the transfer of Common Stock or to sell or issue any shares upon the exercise or settlement of any Award to comply with any law or regulations of any governmental authority, including, without limitation, the Securities Act or applicable state securities laws.

9. CHANGES IN CAPITAL STRUCTURE AND CERTAIN OTHER EVENTS

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 3, (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the number of shares subject to and the repurchase price per share (if any) subject to each outstanding Stock Award, and (v) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Award, shall be equitably adjusted (or substituted Awards may be made, if applicable) as the Committee, in its sole discretion, deems appropriate. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend or effects another stock dividend for which an adjustment is made pursuant to this Section 9, and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a Participant who exercises an Option between the record date and the distribution date for the stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon the Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend. Any such adjustment pursuant to this Section 9(a) made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Participants.

If while Options or Stock Awards remain outstanding under the Plan the Company merges or consolidates with a wholly-owned subsidiary for the purpose of reincorporating itself under the laws of another jurisdiction or for any other reason, the Participants will be entitled to acquire shares of Common Stock of the surviving company upon the same terms and conditions as were in effect immediately prior to such merger or consolidation (unless such merger or consolidation involves a change in the number of shares or the capitalization of the Company, in which case proportional adjustments shall be made as provided above) and the Plan, unless otherwise rescinded by the Board, will remain the Plan of the surviving company.

(b) Reorganization Events.

(i) Definition. A “Reorganization Event” shall mean: (1) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled; (2) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction; (3) any sale or disposition of all or substantially all of the assets of the Company; or (4) any liquidation or dissolution of the Company.

(ii) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(1) In connection with a Reorganization Event, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Committee determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (A) provide that the Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding entity or an affiliate thereof; (B) upon notice to a Participant, provide that all of the Participant’s unvested and/or unexercised Awards will terminate immediately prior to the consummation of the Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice; (C) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon the Reorganization Event; (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (I) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (II) the excess, if any, of (Y) the Acquisition Price over (Z) the exercise, measurement or purchase price of the Award and any applicable tax withholdings, in exchange for the termination of such Award; (E) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and (F) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(ii), the Committee shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant or all Awards of the same type identically and any adjustment pursuant to this Section 9(b) made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Participants.

(2) Notwithstanding the terms of Section 9(b)(ii)(1), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (A) if the applicable agreement provides that the Restricted Stock Units shall be settled upon a change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5), and the Reorganization Event constitutes such a change in control event, then no assumption or substitution shall be permitted pursuant to Section 9(b)(ii)(1)(A) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable agreement; and (B) the Committee may only undertake the actions set forth in clauses (C), (D) or (E) of Section 9(b)(ii)(1) if the action is permitted or required by Section 409A of the Code and if the Reorganization Event is not a change in control event as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding entity or an affiliate thereof does not assume or substitute the Restricted Stock Units pursuant to clause (A) of Section 9(b)(ii)(1), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(3) For purposes of Section 9(b)(ii)(1)(A), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, the Award confers the right to purchase or receive pursuant to the terms of the Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding entity or an affiliate thereof, the Company may, with the consent of the acquiring or succeeding entity or an affiliate thereof, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of the number of shares of common stock of the acquiring or succeeding entity or an affiliate thereof that the Committee determined to be equivalent in value (as of the date of such determination or another date specified by the Committee) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(c) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Committee determines otherwise, apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Restricted Stock; provided, however, that the Committee may provide for termination or deemed satisfaction of repurchase or other rights under the agreement evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10. FORFEITURE FOR DISHONESTY

Notwithstanding anything to the contrary in the Plan, if the Board determines, either before or after the end of the employment or service relationship and after full consideration of the facts presented on behalf of the Company, its Subsidiaries and a Participant, that the Participant has been engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or other service relationship with the Company and its Subsidiaries that damaged the Company and its Subsidiaries, or has disclosed trade secrets or other proprietary information of the Company and its Subsidiaries:

(a) The Participant shall forfeit all unexercised Awards and all exercised Awards to the extent that stock certificates, cash or other property, as applicable, have not yet been delivered; and

(b) The Company shall have the right to repurchase all or any part of the shares of Common Stock acquired by the Participant upon the earlier exercise of any Award at a price equal to the amount paid to the Company upon exercise, increased by an amount equal to the interest that would have accrued in the period between the date of exercise and the date of such repurchase upon a debt in the amount of the exercise price, at the prime rate(s) announced from time to time during such period in the Federal Reserve Statistical Release Selected Interest Rates and decreased by any cash dividends received.

The decision of the Board as to the cause of a Participant’s discharge and the damage done to the Company shall be final, binding and conclusive. No decision of the Board, however, shall affect in any manner the finality of the discharge of a Participant by the Company.

11. MISCELLANEOUS

(a) Transferability of Awards. Except as otherwise provided herein, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the life of the Participant, shall be exercisable only by the Participant.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Committee shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) No Guarantee of Employment or Continuation of Service Relationship. Neither the Plan nor any Award agreement shall give an employee or other service provider the right to continue in the employment of or to continue to provide services to the Company or a Subsidiary, or give the Company or a Subsidiary the right to require continued employment or services.

(d) Rounding Conventions. The Committee may, in its sole discretion and taking into account any requirements of the Code, including without limitations Section 409A of the Code, determine the effect of vesting, stock dividend, and any other adjustments on shares and any cash amount payable hereunder, and may provide that no fractional shares will be issued (rounding up or down as determined by the Committee) and that cash amounts be rounded down to the nearest whole cent.

(e) Tax Withholding. To the extent required by law, the Company (or a Subsidiary) shall withhold or cause to be withheld income and other taxes with respect to any income recognized by a Participant by reason of the exercise, vesting or settlement of an Award, and as a condition to the receipt of any Award the Participant shall agree that if the amount payable to him or her by the Company and any Subsidiary in the ordinary course is insufficient to pay such taxes, then he or she shall upon the request of the Company pay to the Company an amount sufficient to satisfy its tax withholding obligations.

Without limiting the foregoing, the Committee may in its discretion permit any Participant’s withholding obligation to be paid in whole or in part in the form of shares of Common Stock by withholding from the shares to be issued or by accepting delivery from the Participant of shares already owned by him or her. If payment of withholding taxes is made in whole or in part in shares of Common Stock, the Participant shall deliver to the Company certificates registered in his or her name representing shares of Common Stock legally and beneficially owned by him or her, fully vested and free of all liens, claims, and encumbrances of every kind, duly endorsed or accompanied by stock powers duly endorsed by the record holder of the shares represented by such certificates.

If the Participant is subject to Section 16(a) of the Exchange Act, his or her ability to pay any withholding obligation in the form of shares of Common Stock shall be subject to any additional restrictions as may be necessary to avoid any transaction that might give rise to liability under Section 16(b) of the Exchange Act.

(f) Use of Proceeds. The proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Company.

(g) Awards to Non-United States Persons. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws. The Board shall have the right to amend the Plan, consistent with its authority to amend the Plan as set forth in Section 12, to obtain favorable tax treatment for Participants or for any other reason the Board considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws and any such amendments shall be evidenced by an Addendum or Subplan to the Plan. The Board may delegate this authority to the Committee.

(h) Governing Law. The granting of Awards and the issuance of Common Stock under the Plan shall be subject to all applicable laws and regulations and to such approvals by any governmental agency or national securities exchanges as may be required. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(i) Compliance with Section 409A. It is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. The Committee shall interpret and apply the Plan to that end, and shall not give effect to any provision therein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A.

12.	EFFECTIVE DATE, DURATION, AMENDMENT AND TERMINATION OF PLAN

The Plan shall be effective as of May 27, 2021. The Board may at any time amend the Plan. Except as otherwise provided in the Plan or an Award agreement, no amendment shall adversely affect outstanding Awards without the consent of the Participant. No Awards shall be made under the Plan after the close of business on May 26, 2031; provided, however, that the Plan may be terminated earlier at any time by action of the Board. Termination of the Plan shall not terminate unexpired Awards then outstanding, without the consent of the Participant.

UAS DRONE CORP.

2021 EQUITY INCENTIVE PLAN

ISRAELI ADDENDUM

1. Purpose of the Addendum: This Israeli Addendum shall form an integral part of the 2021 Equity Incentive Plan and any amendments thereto (the “Plan”) of UAS Drone Corp. (the “Company”), and it shall apply only to Participants who are (i) deemed residents of the State of Israel for the purpose of Israeli tax laws; and (ii) employed by, or render services to, the Company or its wholly-owned subsidiary Duke Airborne Systems Ltd. (the “Subsidiary”).

This Addendum modifies the Plan, consistent with Section 11(g) thereof, including for purposes of complying with the requirements of the Tax Ordinance (as defined below).

The Plan and this Addendum are complimentary to each other and shall be read and deemed as one. Any requirements provided in this Addendum shall be in addition to the requirements provided in the Plan and an Award agreement. In the event of a conflict, whether explicit or implied, between the provisions of the Plan and this Addendum, the provisions of the latter shall govern and prevail.

2. Definitions:

2.1. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in this Addendum.

2.2. For the purposes of this Addendum, the following terms shall have the meaning ascribed thereto as set forth below:

(a) “Addendum” means this Israeli Addendum, as amended from time to time.

(b) “Additional Rights” means any distribution of rights, including an issuance of bonus shares, in connection with Section 102 Trustee Options (as defined below) and/or with the shares issued upon exercise of such Options.

(c) “Controlling Shareholder” has the same meaning ascribed to it in Section 32(9) of the Tax Ordinance (as defined below).

(d) “Employee” has the meaning ascribed to it under Section 102.

(e) “Participant” has the same meaning ascribed to it in the Plan, provided however, that with regard to Section 102 Trustee Options and Section 102 Non-Trustee Options (as such terms are defined below), Options shall be granted only to Employees of the Company or the Subsidiary, who are not a Controlling Shareholder.

(f) “ITA” means the Israeli Income Tax Authorities.

(g) “Lock-up Period” means the period during which the Section 102 Trustee Options granted to an Employee as well as any Additional Rights distributed in connection therewith are to be held by the Trustee on behalf of the Employee, in accordance with Section 102, and pursuant to the tax route that the Company elects.

(h) “Option” has the meaning ascribed to it under the Plan, as well as such options more fully described in this Addendum, entitling the Participant, upon exercise thereof, to purchase Shares at a specified exercise price for a specified period of time.

(i) “Section 3(i)” means Section 3(i) of the Tax Ordinance and the applicable rules or regulations thereto, all as amended from time to time.

(j) “Section 3(i) Option” means an Option granted pursuant to Section 3(i).

(k) “Section 102” means Section 102 of the Tax Ordinance and any regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, all as amended from time to time.

(l) “Section 102 Trustee Option” means an Option or Share intended to qualify under the provisions of Section 102(b) of the Tax Ordinance (including the Section 102(b) Route Election), as either –

(1) “Ordinary Income Option Through a Trustee” for the special tax treatment under Section 102(b)(1) and the “Ordinary Income Route” or

(2) “Capital Gain Option Through a Trustee” for the special tax treatment under Section 102(b)(2) and the “Capital Route”.

(m) “Section 102(b) Route Election” means the right of the Company to choose either the “Capital Route” (as set under Section 102(b)(2)) or the “Ordinary Income Route” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Tax Ordinance, as further specified in Section 5 below.

(n) “Section 102 Non-Trustee Option” means an Option or Shares granted not through a trustee under the terms of Section 102(c) of the Tax Ordinance.

(o) “Realization Event” means, with respect to an Option Grant (as defined in the Stock Option Schedule) to a certain Participant, the earlier to occur of:

(1) The transfer of Shares from the Trustee to such Participant; or

(2) the sale of Shares by the Trustee; or

(3) one day before such Participant is no longer an Israeli resident (as provided for in Section 100A to the Income Tax Ordinance).

(p) “Shares” means Common Stock of Company, as defined under the Plan.

(q) “Tax Ordinance” means the Israeli Income Tax Ordinance [New Version] – 1961, as amended.

(r) “Trustee” means a person or an entity, appointed by the Committee and approved in accordance with the provisions of Section 102, to hold in trust on behalf of Employees the granted Options as well as all Additional Rights granted in connection therewith, in accordance with the provisions of Section 102.

(s) “Trust Agreement” means a written agreement between the Company and the Trustee, which sets forth the terms and conditions of the trust and is in accordance with the provisions of Section 102.

3. Administration: Further to the authorities of the Board, as detailed under the Plan, with regard to this Addendum, the Board shall have full power and authority, at all times, to: (i) designate Options as Section 102 Trustee Options, Section 102 Non-Trustee Options or Section 3(i) Options, all of which shall be included in the definition of Option under the Plan; (ii) make a Section 102(b) Route Election (subject to the limitations set under Section 102(g)); and (iii) determine any other matter and execute any document that is necessary or desirable for, or incidental to, the administration of this Addendum and the grant of Options hereunder and the compliance with the laws and regulations of Israel in respect of the Plan, including without limitation the regulations under Section 102.

4. Eligibility: Subject to the terms and conditions of the Plan, Section 102 Trustee Options and Section 102 Non-Trustee Options may be granted only to Employees of the Company, and to the Employees of the Subsidiary provided that the Company is an “employing company” within the meaning of Section 102(a) of the Tax Ordinance. Section 3(i) Options may be granted to any other Participant, including without limitation, Participants who are Controlling Shareholders prior to and/or after the issuance of the Options.

5. Option Modifications: The following provisions of Section 5 of the Plan shall apply to an Option awarded pursuant to this Addendum –

5.1. Exercise Price: The exercise price of each Option shall be not less than the par value of Common Stock.

5.2. Effect of Cessation of Employment or Service Relationship: Vesting shall cease upon the date of termination of the Relationship (as defined in the Option Agreement), or the date of delivery of notice of intent to terminate the Relationship, if earlier. In addition, the period within which an Option may be exercised following termination shall commence as of the date of termination of the Relationship or the date of delivery of notice of intent to terminate the Relationship, if earlier.

5.3. No Rights as Shareholder: The Board, in its discretion, may provide for adjustments with respect to dividends or other rights for which the record date is earlier than the date Shares are issued pursuant to the exercise of the Option.

6. Election of Tax Route: The Company chooses the Capital Gain route (‘Maslul Revach Hon’). This choice may be changed in the future, by a Board resolution, provided, however, that the change in selection is permissible under the provisions of Section 102. The aforesaid shall not derogate from the Company’s lawful ability to grant Section 3(i) Options.

7. Section 102(b) Route Election: No Section 102 Trustee Options may be granted under this Addendum to any eligible Participant, unless and until, the Company’s election of the type of Section 102 Trustee Options, either as “Ordinary Income Option Through a Trustee” or as “Capital Gain Option Through a Trustee” and the selection is appropriately filed with the ITA before the first date of grant of Section 102 Trustee Options. Such Section 102(b) Route Election shall become effective beginning the first date of grant of a Section 102 Trustee Options under this Addendum and shall remain in effect until the end of the year following the year during which the Company first granted Section 102 Trustee Options. The Section 102(b) Route Election shall obligate the Company to grant only the type of Section 102 Trustee Options it has elected, and shall apply to all Participants who were granted Section 102 Trustee Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Tax Ordinance. For avoidance of doubt, it is clarified that the Company does not obligate itself to file a Section 102(b) Route Election, and in any case, such Section 102(b) Route Election shall be at the sole discretion of the Company. It is further clarified that such Section 102(b) Route Election shall not prevent the Company from granting Section 102 Non-Trustee Options and/or Section 3(i) Options simultaneously.

8. Trustee:

8.1. Section 102 Trustee Options, which shall be granted under the Addendum, shall be issued to the Trustee who shall hold the same in trust for the benefit of the Participants at least for the Lock-up Period. Upon the expiration of the Lock-up Period and subject to any further period included in the Plan and/or in the Award agreement, the Trustee may release Section 102 Trustee Options to a Participant only after the Participant’s full payment of his or her tax liability in connection therewith due pursuant to the Tax Ordinance.

8.2. Notwithstanding the above, in the event a Participant elects to release the Section 102 Trustee Options prior to the expiration of the Lock-up Period, the sanctions under Section 102 shall apply to and shall be borne solely and exclusively by the Participant.

8.3. Any Additional Rights distributed to the Participants shall be deposited with and/or issued to the Trustee for the benefit of the Employees, and shall be held by the Trustee for the applicable Lock-up Period in accordance with the provisions of Section 102 and the elected tax route.

8.4. Upon receipt of Options, the Employee will sign an Award agreement, which shall be deemed as the Employee’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, this Addendum and any Option or other rights received by the Participant in connection therewith.

8.5. The Trustee and the Participants shall comply with the Tax Ordinance, Section 102 and the provisions of the Trust Agreement.

9. Issuance of Section 102 Trustee Options: The Company may grant Section 102 Trustee Options only after the passage of thirty days’ following the delivery, to the ITA, of a request for approval of the Plan and the Addendum as well as the Trustee according to Section 102.

10. Award Agreement and Ancillary Documents: Each Participant who is granted with Section 102 Trustee Options shall be required to execute the Option agreement in the form attached hereto as Exhibit A and any ancillary document thereof. In addition, the grant of any Section 3(i) Options shall be further subject to the Participant executing such Option agreements in the form determined from time to time by the Committee. Exercise of Options shall be in accordance with the mechanics set forth unde the Plan, and by Participant filling out the exercise notice in the form attached as Exhibit B. Furthermore the grant of Options and/or their exercise shall be conditioned upon the Employee delivering to the Company a duly executed proxy in the form attached hereto as Exhibit C.

11. Tax Consequences:

11.1. Any tax consequences arising from the grant or exercise of any Options or Shares or from the payment for Shares covered thereby or from any other event or act (of the Participant, the Company, the Subsidiary or the Trustee) hereunder shall be borne solely by the Participant. The Company and/or the Subsidiary and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules and regulations, including withholding taxes at source. The Company and/or the Trustee shall not be required to release any share certificate or otherwise treat Participant as the record holder of Shares until all required payments have been fully made.

Furthermore, the Participant shall agree to indemnify the Company and/or the Subsidiary and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

11.2. In the event that a Participant shall cease to be employed by the Company or the Subsidiary for any reason, the Participant shall be obligated, upon the Company’s, the Subsidiary’s or the Trustee’s first demand to provide the Company, the Subsidiary or the Trustee with a security or guarantee, in the degree and manner satisfactory to them, to cover any future tax obligation resulting from the disposition of the Options and/or the Shares acquired thereunder.

11.3. With regard to Section 102 Trustee Options, to the extent Section 102 and/or the ITA Assessing Officer’s approval require the Addendum to contain specified provisions in order to qualify such Options or Shares for preferential tax treatment, such provisions shall be deemed to be stated in this Addendum and to be an integral part hereof.

12. Additional Limitations:

12.1. The Company shall not issue Options to a Participant unless such Participant confirmed in writing that he/she is aware of the provisions of Section 102 and the applicable Section 102(b) Route Election (if not granted per the provisions of Section 3(i)), and such Participant agreed in writing to the terms of the Trust Agreement, and that he/she shall not cause a Realization Event to occur before the Lock-up Period is over.

12.2. The Trustee shall use the voting rights vested in any such Shares issued upon the exercise of any Options granted under the Plan, in accordance with the terms of the Award agreement.

13. Continuance of Engagement: Nothing in the Plan or this Addendum shall be deemed to (i) create an employee-employer relationship between a recipient of an Option or Shares and the Company or the Subsidiary or (ii) add to, supplement or otherwise alter any employment term or condition that may be in effect by contract or by law in respect of the relationship between the recipient of an Option or Shares and the direct employer of such recipient. Any grant under the Plan is voluntary on the part of the Company, and the Company explicitly denies and negates any continuing obligation, custom or practice in connection with the Plan or any grants made thereunder. Any gain or benefit to a recipient of an Option or Shares shall not accrue or be deemed a benefit or entitlement under any employment term of such Employee for any purpose.

14. Non-Transferability: Notwithstanding anything in the Plan to the contrary, with regard to Section 102 Trustee Options, as long as such Options are held by the Trustee on behalf of the Participant, all rights of the Participant with respect thereto are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or by the laws of descent and distribution.

15. Governing Tax Law: This Addendum and all instruments issued thereunder or in connection therewith shall be governed by and construed and enforced in accordance with the tax laws of the State of Israel, without giving effect to the principles of conflict of laws.

16. Effectiveness: This Addendum shall become effective, and Options may be granted hereunder only after receipt the required approvals under Section 102 from the ITA.